Exhibit 99.3

Risks Related to Intellectual Property

If we breach the Allergan license agreement related to the Menin Assets or if the Allergan license agreement is otherwise terminated, we could lose the ability to continue the development and commercialization of the Menin Assets.

Our commercial success depends upon our ability to develop, manufacture, market and sell one or more of the Menin Assets. Subject to the achievement of certain milestone events, we may be required to pay Allergan up to $99 million in one-time development and regulatory milestone payments over the term of the Allergan license agreement. In the event that we or any of our affiliates or sublicensees commercializes any of the Menin Assets, we will also be obligated to pay Allergan low single to low double-digit royalties on sales, subject to reduction in certain circumstances, as well as up to an aggregate of $70 million in potential one-time sales-based milestone payments based on achievement of certain annual sales thresholds. Under certain circumstances, we may be required to share a percentage of non-royalty income from sublicensees, subject to certain deductions, with Allergan.

Either party may terminate the Allergan license agreement in its entirety or with respect to certain countries in the event of an uncured material breach by the other party. Either party may terminate the Allergan license agreement if voluntary or involuntary bankruptcy proceedings are instituted against the other party, if the other party makes an assignment for the benefit of creditors, or upon the occurrence of other specific events relating to the insolvency or dissolution of the other party. Allergan may terminate the Allergan license agreement if we seek to revoke or challenge the validity of any patent licensed to us by Allergan under the Allergan license agreement or if we procure or assist a third party to take any such action.

Unless terminated earlier in accordance with its terms, the Allergan license agreement will continue on a country-by-country and product-by-product basis until the later of: (i) the expiration of all of the licensed patent rights in such country; (ii) the expiration of all regulatory exclusivity applicable to the product in such country; and (iii) 10 years from the date of the first commercial sale of the product in such country. We cannot determine the date on which our royalty payment obligations to Allergan would expire because no commercial sales of the Menin Assets have occurred and the last-to-expire relevant patent covering the Menin Assets in a given country may change in the future.

If the Allergan license agreement is terminated, we would not be able to develop, manufacture, market or sell any of the Menin Assets and would need to negotiate a new or reinstated agreement, which may not be available to us on equally favorable terms, or at all.